Exhibit 99

Environmental Power Corporation to Conduct Private Placement of Securities


    PORTSMOUTH, N.H.--(BUSINESS WIRE)--March 17, 2004--Environmental Power Corporation (OTCBB: POWR) today announced that it intends to conduct a private placement of its securities.
    Environmental Power will offer units (the "Units") consisting of
(i) 30,000 shares of Environmental Power's Common Stock, $0.01 par value per share ("Common Stock"), and (ii) warrants to purchase 15,000 shares of Common Stock at a purchase price of $1.10 per share, exercisable for three years from the date of purchase. Environmental Power will offer a minimum of 40 Units and a maximum of 210 Units, at a purchase price of $24,000 per Unit. The private placement is expected to commence on or about the date of this press release and to terminate no later than May 21, 2004. The Units will be offered through a placement agent. The purpose of the private placement is to raise funds for working capital and general corporate purposes.
    Neither the Units, nor the shares of Common Stock underlying the Units or the warrants included in the Units, will be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

    This press release shall not constitute an offer to sell or the solicitation of an offer to buy in any jurisdiction.

    CONTACT: Environmental Power Corporation
             Investors:
             Kam Tejwani, 603-431-1780
             ktejwani@environmentalpower.com
             or
             Media:
             Kate Dolan, 603-431-1780
             kdolan@environmentalpower.com
             www.environmentalpower.com